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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
January 7, 2016
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The Walt Disney Company
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11605	95-4545390
(Commission File Number)	(IRS Employer Identification No.)

500 South Buena Vista Street
Burbank, California	91521
(Address of principal executive offices)	(Zip Code)

(818) 560-1000
(Registrant's telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On January 7, 2016, the Board of Directors of the Registrant elected Mark G. Parker as Director, effective immediately. Mr. Parker has been President and Chief Executive Officer and a director of NIKE, Inc. since 2006. Mr. Parker has not been appointed to any committee of the Registrant’s Board of Directors.

As required by Item 5.02(d)(4), we are providing the following information relating to a relationship with Mr. Parker’s brother. A company wholly-owned by Mr. Parker’s brother (Christopher Parker) entered into an arrangement with the Company in June of 2013 pursuant to which Mr. Parker’s brother provided screen writing services to the Company in connection with a single film project over a period ending in March of 2015. The wholly-owned company received compensation of $350,000 for these services, $122,500 of which was paid in each of fiscal 2013 and fiscal 2014 and $105,000 of which was paid in fiscal 2015. The wholly-owned company has rights to receive further compensation if the film for which the services were provided is produced and Mr. Parker’s brother receives screen writing credit on the film and, under some circumstances, if certain derivative works of the film are produced by the Company. The terms of the arrangement are consistent with terms entered into for such arrangements in the normal course of business, and in connection with the election of Mr. Parker to the Board of Directors of the Company, the Board reviewed the arrangement and determined that it was consistent with the best interests of the Company. As a result of this relationship, the Board of Directors concluded that Mr. Parker could not be considered an independent director at this time under the definition of independence required by the New York Stock Exchange and included in the Registrant’s Corporate Governance Guidelines.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Walt Disney Company

By:	/s/ Roger J. Patterson
Roger J. Patterson
Associate General Counsel and Assistant Secretary
Registered In-House Counsel
Dated: January 11, 2016